Exhibit 5.1

BGA Law (Cayman) Limited

c/o 3-212 Governors Square

23 Lime Tree Bay Avenue

P.O. Box 30746

Seven Mile Beach

Grand Cayman KY1-1203

Cayman Islands

www.bga.law

19 November 2024	Our Ref: SUCKOO – CLI0038724

Metalpha Technology Holding Limited

4th Floor, Harbour Place

103 South Church Street

P.O. Box 10240

Grand Cayman, KY1-1002

Cayman Islands

Dear Sir or Madam

Metalpha Technology Holding Limited (the Company)

We have acted as counsel as to Cayman Islands law to the Company in connection with the Registration Statement on Form S-8, including all amendments or supplements thereto (the Registration Statement), filed with the U.S. Securities and Exchange Commission (the Commission) pursuant to the U.S. Securities Act of 1933 (as amended) (the Securities Act), relating to (1) initially up to 2,000,000 shares in the capital of the Company of par value US$0.0001 each (the Ordinary Shares) to be issued pursuant to the Company’s 2024 Share Incentive Plan (the Plan); and (2) subsequently such number of additional Ordinary Shares to be issued under the Plan (the Evergreen Shares), provided that the aggregate Ordinary Shares issuable under the Plan shall not exceed 6,000,000 shares.

We are furnishing this opinion and consent as Exhibits 5.1 and 23.3 to the Registration Statement.

We based our opinion on the Companies Act (as amended) of the Cayman Islands (the Companies Act) currently in force. For the purpose of this opinion, we have examined the documents listed in Schedule 1.

We have relied on the assumptions set out in Schedule 2, which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, we give the following opinions under the laws of the Cayman Islands:

1.	The Company is an exempted company duly incorporated with limited liability, validly existing, and in good standing under the laws of the Cayman Islands.

2.	The issue and allotment of Ordinary Shares and Evergreen Shares have been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement and the Memorandum and Articles (as defined in Schedule 1) and when appropriate entries have been made in the register of members of the Company, the Shares will be validly issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion is strictly limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the documents listed in Schedule 1 or any agreement setting forth the terms and provisions applicable to each award granted under the Plan, and express no opinion or observation upon the terms of any such document.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ BGA Law (Cayman) Limited

BGA Law (Cayman) Limited

Schedule 1

Documents Examined

1.	A copy of the certificate of incorporation of the Company dated 19 June 2015.

2.	A copy of the certificate of incorporation on change of name of the Company dated 25 November 2022.

3.	Copies of the second amended and restated memorandum and articles of association adopted by special resolutions dated 15 November 2022 (the Memorandum and Articles).

4.	A copy of the register of directors of the Company provided by the Company to us on 24 June 2024.

5.	A copy of the certificate of good standing dated 25 June 2024 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the Registrar).

6.	copies of executed written resolutions of the board of directors of the Company dated 24 September 2024 and 12 October 2024, and executed written resolutions of the compensation committee of the Company dated 24 September 2024 approving the adoption of the Plan (together the Resolutions).

(the above as Company Records).

7.	A copy of the certificate as to certain matters of fact signed by a director of the Company dated 19 November 2024 in the form annexed hereto (the Director’s Certificate).

8.	The Registration Statement.

9.	The Plan.

Schedule 2

Assumptions

1.	All original documents examined in connection with this opinion are authentic. All signatures, initials and seals are genuine and are those of the persons authorised or granted power to sign and/or execute such documents. Copies of documents, conformed copies or drafts of documents provided to us are true, correct and complete copies of, or in the final forms of, the originals, and the final drafts or executed copies conform in every material respect to the latest drafts of the same produced to us.

2.	There are no other resolutions, agreements, documents or arrangements otherwise than what we have examined as listed in Schedule 1 that would affect, amend or vary the transactions envisaged the Registration Statement or affect our opinion in any way.

3.	No monies paid to or for the account of the Ordinary Shares and Evergreen Shares represent or will represent proceeds of criminal conduct or criminal property (as defined in the Proceeds of Crime Act (as amended) or terrorist property (as defined in the Terrorism Act (as amended).

4.	No matters under any law (other than the laws of the Cayman Islands) would or might affect the opinions set out above. Specifically, we have made no independent investigation of such laws.

5.	The information contained in the Director’s Certificate is accurate, correct and complete as at the date of this opinion which cannot be separately and independently investigated or verified by us.

6.	At the time of the issuance of any Ordinary Shares and Evergreen Shares (the Issuance),

(a)	the laws of the Cayman Islands (including the Companies Act) will not have changed in such a way as to materially impact the Issuance;

(b)	the Company will not have been struck off or placed in liquidation;

(c)	the issue price for the Ordinary Shares will not be less than the par value of such ordinary shares; and

(d)	the provisions of the Memorandum and Articles relating to the Issuance will not have been altered, amended or restated.

Schedule 3

Qualifications

1.	To maintain the Company in good standing with the Registrar under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar within the timeframe prescribed by the Companies Act.

2.	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third-party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

3.	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contribution to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance, in which a court may be prepared to pierce or lift the corporate veil.

4.	A restrictions notice may be issued by the corporate services provider of the Company in the event of the Company’s failure or disclose beneficial ownership information as required by the Companies Act. Upon issuance of such notice, in respect of the interests affected and amongst others, any transfer or agreement to transfer such interest may be void and the rights attached thereto may not be exercisable.

5.	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

6.	We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to the warranties or representations that may be made by the Company.

7.	We have not made any enquiry and express no opinion as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (as amended).

8.	We express no opinion on and our opinions are subject to the effect, if any, of any provisions of any document that relies upon numerical computation.